===============================================================================
SEC 1745  Potential persons who are to respond to the collection of information
(6-00) contained in this form are not required to respond unless the form displays a currently valid OMB control number.
===============================================================================


                                                      --------------------------
                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number: 3235-0145
                                                      --------------------------
                                                      Expires: October 31, 2002
                                                      --------------------------
                                                      Estimated average burden
                                                      hours per response...10.7
                                                      --------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                            Trikon Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    896187408
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 896187408                   13G                    Page  2 of 4  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Christopher D. Dobson

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  [_]
                                                                        (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION



________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,186,615*
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,186,615*
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,186,615*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.6%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

________________________________________________________________________________
*Includes options to purchase 12,000 shares of Common Stock fully vested as of February 17, 2004.

Item 1.

       (a) Name of Issuer: Trikon Technologies, Inc.

       (b) Address of Issuer:  Ringland Way, Newport, Gwent NP18 2TA, United
                               Kingdom

Item 2.

       (a) Name of Person Filing Report: Christopher D. Dobson

       (b) Address of Principal Business Office or, if none, Residence:
           Elberton Manor, Bristol BS35 4AA

       (c) Citizenship: United Kingdom

       (d) Title of Class of Securities: Common Stock

       (e) CUSIP Number: 896187408

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

       (a)  |_|   Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o).

       (b)  |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

       (c)  |_|   Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c).

       (d)  |_|   Investment  company  registered under section 8 of the
                  Investment  Company Act of 1940 (15 U.S.C. 80a-8).

       (e)  |_|   An investment advisor in accordance with
                  ss.240.13d-1(b)(1)(ii)(E);

       (f)  |_|   An employee benefit plan or endowment fund in accordance with
                  ss.240.13d-1(b)(1)(ii)(F);

       (g)  |_|   A parent holding company or control person in accordance with
                  ss.240.13d-1(b)(1)(ii)(G);

       (h)  |_|   A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

       (i)  |_|   A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

       (j)  |_|   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.    Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a) Amount beneficially owed: 1,186,615*

       (b) Percent of class: 7.6%

       (c) Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote 1,186,615*

              (ii)  Shared power to vote or to direct the vote ___________

              (iii) Sole  power to  dispose or to direct the disposition of 1,186,615*

              (iv)  Shared power to dispose or to direct the disposition of
                    ___________

*Includes options to purchase 12,000 shares of Common Stock fully vested as of February 17, 2004.

Item 5.    Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7.    Identification and Classification of the Subsidiary Which
           Acquired the Security Being Reported on By the Parent Holding Company

Not applicable


Item 8.    Identification and Classification of Members of the Group

Not applicable


Item 9.    Notice of Dissolution of Group

Not applicable


Item 10.   Certification

Not applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      February 17, 2004
                                              --------------------------------
                                                             Date

                                                /s/ Christopher D. Dobson
                                              --------------------------------
                                                           Signature

                                                    Christopher D. Dobson
                                              --------------------------------
                                                          Name/Title